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                                                                    EXHIBIT 12.1

                             VIASYSTEMS GROUP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)
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
                                                        ACTUAL                  PRO FORMA
                                                ----------------------    ----------------------
                                                DEC. 1996    MAR. 1997    DEC. 1996    MAR. 1997
                                                ---------    ---------    ---------    ---------
Income before taxes...........................  $(54,166)     $ 4,245     $(52,801)     $(5,785)
Fixed charges
  Interest expense............................     2,503        5,055       77,597       19,591
  Amortization of deferred financing costs....       470          937        9,422        2,356
   1/3 of rent expense........................        83          208        1,159          265
                                                --------      -------     --------      -------
Earnings......................................   (51,110)      10,445       35,377       16,427
Fixed charges.................................     3,056        6,200       88,178       22,212
                                                --------      -------     --------      -------

Ratio of earnings to fixed charges............       N/A          1.7          N/A          N/A
                                                ========      =======     ========      =======

Deficiency of earnings to cover fixed
  charges.....................................  $(54,166)         N/A     $(52,801)     $(5,785)
                                                ========      =======     ========      =======
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